Exhibit 99.1

Endurance Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing November 5, 2021

November 4, 2021

NEW YORK, NY – Endurance Acquisition Corp. (NASDAQ: EDNCU) (the “Company”), a blank check company sponsored by Endurance Antarctica Partners, LLC, today announced that the holders of the Company’s units sold in its initial public offering may elect to separately trade the Class A ordinary shares and redeemable warrants included in the Units commencing on November 5, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “EDNCU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “EDNC” and “EDNCW,” respectively.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The offering was made only by means of a prospectus, copies of which may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, Email: prospectus@cantor.com.

The registration statement relating to the securities became effective on September 14, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Endurance Acquisition Corp.

Endurance Acquisition Corp. is a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. The Company intends to focus its search for a target business operating in data infrastructure and analytics, with a primary focus on space and wireless industries and related technology and services, or “space-based tech” businesses. The Company plans to leverage its management team’s, directors’, advisors’ and sponsor’s extensive experience across its target sectors to seek to identify attractive initial business combination opportunities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous risks, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s final prospectus relating to its initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 16, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Endurance Acquisition Corp.

info@enduranceacquisition.com

Media Relations:

ICR

Brian.Ruby@icrinc.com